Exhibit 99.1

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO  80111
www.ciber.com

For Immediate Release	Contacts:	Diane Stoner	Jennifer Matuschek
		Media Relations	Investor Relations
		303-220-0100	303-220-0100
		dstoner@ciber.com	jmatuschek@ciber.com

CIBER TO COMPLETE ACQUISITION OF NOVASOFT AG
Receives Court Approval to Proceed

GREENWOOD VILLAGE, Colo. — July 11, 2006 — CIBER, Inc. (NYSE: CBR) announced today that the acquisition of German-headquartered Novasoft AG group is about to be completed. CIBER acquired majority ownership of the publicly traded company in August 2004 from the firm’s two major shareholders. After a public offer in late 2004 to acquire minority shares and open market purchases, CIBER has held over 95 percent of shares since early 2005. The legal process with the remaining minority shareholders to gather the residual shares was finally decided in favor of CIBER in early July 2006. The registration of this decision should take place during the next few weeks, allowing CIBER to settle the outstanding shares. The registration grants CIBER immediate 100 percent ownership and prompts the immediate delisting of Novasoft AG from the German stock exchange.

“This great step is the result of the hard work of Wolfgang Blaesi, CIBER Novasoft’s Financial Director, and his team. We now can finish the original financial and organizational matters that have been constrained by the previous open ended status. I want to express my appreciation to all of CIBER Novasoft’s employees for their efforts during this period and again express my delight that they are part of the greater CIBER,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.

Terje Laugerud, CIBER Europe’s CEO, added, “We have been very pleased with CIBER Novasoft’s leadership and commitment to success as a vital SAP solutions partner on a pan-European basis. This step will lead to further assimilation of processes and teamwork among all of our European operations, as well as throughout all of CIBER’s global operations.”

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., the company now serves client businesses from over 60 U.S. offices, 20 European offices and four offices in Asia. Operating in 18 countries, with 8,000 employees and annual revenue of approximately $1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, ALWAYS ABLE. www.ciber.com

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission. CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements. CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc. Copyright© 2006.

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